Exhibit 23.2

                          Independent Auditors' Consent

The Board of Directors
Ithaca Industries, Inc. and Subsidiaries


We consent to incorporation by reference in the registration statement (No. 333-32429) on Form S-8 of Ithaca Industries, Inc. of our report dated March 27, 1998, relating to the consolidated balance sheet of Ithaca Industries, Inc. and subsidiaries as of January 31, 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended January 31, 1998; the 10-week period ended February 1, 1997; and the 42-week period ended November 22, 1996 and the related financial statement schedule, which report appears in the January 30, 1999 annual report on Form 10-K of Ithaca Industries.

                                                    /s/ KPMG LLP
                                                    ------------
                                                    KPMG LLP

Atlanta Georgia
May 10, 1999